Exhibit 99.1

For Immediate Release:

Contact:	William G. Schultz, President and Chief Executive Officer David T. McGraw, Vice President – Finance and Chief Financial Officer Telephone 952-996-1674

Communications Systems, Inc. Reports

Second Quarter 2011 Results

Minnetonka, MN ---- August 9, 2011----- Communications Systems, Inc. (NASDAQ: JCS) today reported financial results for its second quarter and six months ended June 30, 2011.

For the three months ended June 30, 2011, net income was $4,085,000, or $0.48 per diluted share, on sales of $45,430,000. For the same period in 2010, the Company earned $2,415,000, or $0.29 per diluted share, on sales of $30,659,000. For the six months ended June 30, 2011, net income was $6,643,000, or $0.78 per diluted share, on sales of $76,452,000. The results for the three months and six months ended June 30, 2011 include a charge of $1,300,000 for reduction in goodwill. For the same period in 2010, the Company earned $3,746,000, or $0.45 per diluted share, on sales of $56,541,000.

William G. Schultz, President and CEO, commented: “Our outstanding quarterly results were bolstered by the previously announced large orders received by our Transition Networks’ business unit early this year. This one- time project contributed $19.4 million in revenue for the quarter. Transition Networks also received additional orders from the same large customer for $1.3 million in June and $4.7 million in July. Orders received from this customer totaled $27.9 million for the six months ended June 30, 2011. While pleased with our quarterly results, apart from increased sales to this customer, we saw a decrease in some of the traditional business in our two larger business units compared to the same quarter last year.”

Further information regarding the Company’s results and related matters is provided in the Company’s Form 10-Q report for the quarter ended June 30, 2011 that is being filed on or about August 10, 2011.

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, Communications Systems Inc. may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the SEC, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for global deployments of broadband networks. Focusing on innovative, cost-effective solutions, CSI provides customers the ability to deliver, manage, and optimize their broadband network services and architecture. From the integration of fiber optics in any application and environment to efficient home voice and data deployments to the optimization of data and application access, CSI provides the tools for maximum utilization of the network from the edge to the user. With partners and customers in over 50 countries, CSI has built a reputation as a reliable global innovator focusing on quality and customer service.

CSI CONSOLIDATED SUMMARY OF EARNINGS

Selected Income Statement Data

	Three Months Ended June 30, 2011	Three Months Ended June 30, 2010	Six Months Ended June 30, 2011	Six Months Ended June 30, 2010
Sales	$45,429,684	$30,658,824	$76,452,487	$56,540,835
Gross margin	18,455,585	13,284,008	31,784,074	23,799,069
Operating income	7,252,839	4,191,923	11,394,118	6,312,188
Income before income taxes	7,264,706	4,167,724	11,425,145	6,280,542
Income taxes	3,180,041	1,752,395	4,782,641	2,534,289
Net income	$4,084,665	$2,415,329	$6,642,504	$3,746,253

Basic net income per share	$0.48	$0.29	$0.79	$0.45
Diluted net income per share	$0.48	$0.29	$0.78	$0.45
Cash dividends per share	$0.15	$0.15	$0.30	$0.29

Average basic shares outstanding	8,442,416	8,373,799	8,433,758	8,365,382
Average dilutive shares outstanding	8,519,679	8,399,720	8,489,499	8,394,504

Selected Balance Sheet Data

	June 30, 2011	December 31, 2010

Total assets	$116,031,383	$109,070,227
Cash , cash equivalents and investments	35,498,663	43,074,730
Property, plant and equipment, net	13,143,132	13,214,067
Long-term liabilities	3,324,462	5,004,156
Stockholders’ equity	96,322,153	91,396,693